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                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-1343) pertaining to the various stock incentive plans of Systems & Computer Technology Corporation listed therein and in the related prospectus, in the Registration Statement (Form S-8 No. 33-43535) pertaining to the 1990 Employees' Stock Option Plan of Systems & Computer Technology Corporation and in the related prospectus, in the Registration Statement (Form S-8 No. 33-56528) pertaining to the 401(k) Savings Plan of Systems & Computer Technology Corporation and in the related prospectus, in the Registration Statements (Form S-8 No. 33-60831, Form S-8 No. 333-50979 and Form S-8 No. 333-110914) pertaining to the 1994 Long-Term Incentive Plan and the 1994 Non-Employee Director Stock Option Plan of Systems & Computer Technology Corporation and in the related prospectus, in the Registration Statement (Form S-3 No. 333-37551) and related Prospectus of Systems & Computer Technology Corporation for the registration of Convertible Subordinated Debentures Due 2004, and in the Registration Statement (Form S-8 No. 333-56218) pertaining to the 2000 Employee Stock Purchase Plan of Systems & Computer Technology Corporation and in the related prospectus, of our report dated October 28, 2003, except for Note S, as to which the date is December 10, 2003, with respect to the consolidated financial statements and financial statement schedule of Systems & Computer Technology Corporation included in this Annual Report (Form 10-K) for the year ended September 30, 2003.


                                                   /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 22, 2003